Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/ 572-5100 www.kslaw.com

January 26, 2026

Satellogic Inc.

 210 Delburg Street

 Davidson, NC 28036

Ladies and Gentlemen:

We have acted as counsel for Satellogic Inc., a Delaware corporation (the “Company”), in connection with the (i) post-effective amendment on Form S-3 to the registration statement on Form F-3 filed by the Company (File No. 333-283719), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 26, 2025 and declared effective by the Commission on March 31, 2025 (the “Initial Registration Statement”) and (ii) related Registration Statement on Form S-3 to be filed pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statement”) to register the offer and sale of an additional $6,098,830.80 of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”).

In our capacity as such counsel, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed. In making such examination and in rendering the opinions set forth below, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion letter, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that any shares of Class A Common Stock, when (i) the terms of their issuance and sale, and all related matters, have been duly authorized and established by all necessary corporate action and (ii) such shares of Class A Common Stock have been duly delivered to the purchasers thereof upon the payment of the consideration therefor (which consideration is not less than the par value of the Class A Common Stock), will be validly issued, fully paid and non-assessable.

Satellogic Inc.

January 26, 2026

This opinion is limited in all respects to the federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP